Exhibit (c)(2)

                            UNITED STATES OF AMERICA
                         BEFORE FEDERAL TRADE COMMISSION

-------------------------------------------|
In the Matter of                           |
                                           |
PACIFICORP,                                |
     a corporation,                        |
                                           |
THE ENERGY GROUP PLC,                      | File No. 971-0091
     a public limited liability company,   |
                                           |
PEABODY HOLDING COMPANY, INC.,             |
     a corporation, and                    |
                                           |
PEABODY WESTERN COAL COMPANY,              |
     a corporation.                        |
-------------------------------------------|


                       AGREEMENT CONTAINING CONSENT ORDER

     The Federal Trade Commission ("Commission"), having initiated an investigation of the acquisition by PacifiCorp of 100 percent of the voting securities of The Energy Group PLC, which controls Peabody Holding Company, Inc. and its wholly-owned subsidiary Peabody Western Coal Company, and it now appearing that PacifiCorp, The Energy Group PLC, Peabody Holding Company, Inc., and Peabody Western Coal Company, hereinafter sometimes referred to as the "proposed respondents," are willing to enter into an agreement containing an Order requiring the proposed respondents to divest certain stock and assets and to cease and desist from certain conduct, as well as providing for other relief:

     IT IS HEREBY AGREED by and between the proposed respondents, by their duly authorized officers and attorneys, and counsel for the Commission that:

     1. Proposed respondent PacifiCorp is a corporation organized, existing and doing business under and by virtue of the laws of Oregon, with its office and principal place of business located at 700 N.E. Multnomah, Suite 1600, Portland, Oregon, 97232-4116.

     2. Proposed respondent The Energy Group PLC is a public limited liability company organized, existing and doing business under and by virtue of the laws of England and Wales, with its office and principal place of business located at 117 Piccadilly, London,

W1V 9FJ, England. The Energy Group controls proposed respondent Peabody Holding Company, Inc.

     3. Proposed respondent Peabody Holding Company, Inc. is a corporation organized, existing and doing business under and by virtue of the laws of New York, with its office and principal place of business located at 701 Market Street, Suite 700, St. Louis, Missouri 63101-1826.

     4. Proposed respondent Peabody Western Coal Company is a corporation organized, existing and doing business under and by virtue of the laws of Delaware, with its office and principal place of business located at 1300 S. Yale, Flagstaff, Arizona, 86001.

     5. The proposed respondents admit all the jurisdictional facts set forth in the draft of complaint here attached.

     6. The proposed respondents waive:

          a. any further procedural steps;

          b. the requirement that the Commission's decision contain a statement of findings of fact and conclusions of law;

          c. all rights to seek judicial review or otherwise to challenge or contest the validity of the Order entered pursuant to this agreement; and

          d. any claim under the Equal Access to Justice Act.

     7. This agreement is for settlement purposes only and does not constitute an admission by the proposed respondents that the law has been violated as alleged in the draft of complaint here attached or that the facts as alleged in the draft complaint, other than jurisdictional facts, are true.

     8. This agreement shall not become part of the public record of the proceeding unless and until it is accepted by the Commission. If this agreement is accepted by the Commission, it, together with the draft of complaint contemplated thereby, will be placed on the public record for a period of sixty
(60) days and information with respect thereto will be publicly released. The Commission thereafter may either withdraw its acceptance of this agreement and so notify the proposed respondents, in which event it will take such action as it may consider appropriate, or issue and serve its complaint (in such form as the circumstances may require) and decision, in disposition of the proceeding.

     9. This agreement contemplates that, if it is accepted by the Commission, and if such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Commission Rule 2.34, 16 C.F.R. ss. 2.34, the Commission may, without further notice to the proposed respondents, (1) issue its complaint, corresponding in form and substance with the attached draft of complaint, and its decision containing the following Order to divest certain stock and assets and to cease and desist from certain conduct in disposition of the proceeding and (2) make information public with respect thereto. When so entered, the Order shall have the same force and effect, and may be altered, modified or set aside in the same manner and within the same time as provided by statute for other orders. The Order shall become final upon service. Delivery by U.S. Postal Service of the complaint and decision containing the agreed-to Order to counsel for the proposed respondents or any other person residing in the United States that the proposed respondents designate by notice in writing to the Secretary, Federal Trade Commission, shall constitute service. Proposed respondents waive any right they may have to any other manner of service. The complaint may be used in construing the terms of the Order, and no agreement, understanding, representation, or interpretation not contained in the Order or this agreement may be used to vary or contradict the terms of the Order.

     10. Within ten (10) days after the date this agreement is signed by the proposed respondents, and every thirty (30) days thereafter until the proposed respondents make their first verified written reports pursuant to Paragraph VI of the proposed Order, when and if entered, the proposed respondents shall submit to the Commission initial reports pursuant to Commission Rule 2.33, 16 C.F.R. ss. 2.33, setting forth in detail the manner and form in which PacifiCorp is complying with the Agreement to Hold Separate signed by PacifiCorp, and in the manner described in Paragraph VI of the attached proposed Order, setting forth in detail the manner and form in which the proposed respondents are attempting to satisfy the cease and desist requirements described in Paragraphs IV and V and the divestiture requirements described in Paragraph II of the attached proposed Order.

     11. By signing this agreement, proposed respondents represent that they can accomplish the full relief contemplated by this agreement.

     12. Proposed respondents have read the proposed complaint and Order contemplated hereby. Proposed respondents understand that once the Order has been issued, they will be required to file one or more compliance reports showing that they have fully complied with the Order. Proposed respondents agree to comply with Paragraphs II, IV and V of the proposed order from the date they sign this agreement. Proposed respondents further understand that they may be liable for civil penalties in the amount provided by law for each violation of the Order after it becomes final.

                                      ORDER

                                        I

     IT IS ORDERED that, as used in this Order, the following definitions shall apply:

     A. "PacifiCorp" means PacifiCorp, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by PacifiCorp, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each.

     B. "The Energy Group PLC" or "TEG" means The Energy Group PLC, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by The Energy Group PLC, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each.

     C. "Peabody Holding Company, Inc." or "Peabody" means Peabody Holding Company, Inc., its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by Peabody Holding Company, Inc., and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each.

     D. "Peabody Western Coal Company" or "PWCC" means Peabody Western Coal Company, its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by Peabody Western Coal Company, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each.

     E. "Respondents" means PacifiCorp, The Energy Group PLC, Peabody Holding Company, Inc., and Peabody Western Coal Company, individually and collectively.

     F.  "Commission" means the Federal Trade Commission.

     G.  "Citizens Power" means Citizens Power LLC.

     H. "Coal" means steam coal, including bituminous and subbituminous coal, used as a fuel source for the production of electricity in coal-fired power plants.

     I. "Coal-fired power plant" means an electricity generating facility that uses coal as its fuel source.

     J. "NGS" means the Navajo Generating Station, a coal-fired power plant located near Page, Arizona.

     K. "NGS Owners" means, individually and collectively, the fractional interest owners of NGS. On the date of this agreement, the NGS Owners are the Salt River Agricultural Improvement and Power District, the Los Angeles Department of Water and Power, the Arizona Public Service Company, Nevada Power Company, and Tucson Electric Power Company.

     L. "Navajo CSA" means the Amended Navajo Station Supply Agreement, dated February 18, 1977, pursuant to which PWCC supplies coal to NGS.

     M. "Mohave" means the Mohave Generating Station, a coal-fired power plant located near Laughlin, Nevada.

     N. "Mohave Owners" means, individually and collectively, the fractional interest owners of Mohave. On the date of this agreement, the Mohave Owners are Southern California Edison Company, the Los Angeles Department of Water and Power, Nevada Power Company, and the Salt River Agricultural Improvement and Power District.

     O. "Mohave CSA" means the Amended Mohave Station Supply Agreement, dated May 26, 1976, pursuant to which PWCC supplies coal to Mohave.

     P. "Kayenta Mine" means the coal mine located on the Navajo-Hopi Indian Reservations in Arizona, owned by PWCC and operated by PWCC's Arizona Business Unit, and which supplies coal to NGS.

     Q. "Black Mesa Mine" means the coal mine located on the Navajo-Hopi Indian Reservations in Arizona, owned by PWCC and operated by PWCC's Arizona Business Unit, and which supplies coal to Mohave.

     R. "Seneca Mine" means the coal mine located near Hayden, Colorado, owned by Seneca Coal Company and managed by PWCC.

     S. "Big Sky Mine" means the coal mine located near Colstrip, Montana, owned by Big Sky Coal Company and managed by PWCC.

     T. "Non-Public Information" means any information not in the public domain regarding a Peabody Customer obtained by PWCC or by any company owned by Peabody in connection with the supply of coal to such Peabody Customer, including but not limited to information related to coal costs; transportation costs; coal quality; production capacity, utilization, or scheduling; and anticipated and unanticipated shutdowns. Non-public Information shall not include information that falls within the public domain through no violation of this Order by Peabody.

     U. "Peabody Customer" means any customer who has entered into a contract to purchase coal from Peabody having a duration of one year or longer or who has purchased over one million tons of coal from Peabody in the preceding calendar year.

     V "The Acquisition" means the acquisition by PacifiCorp of more than 5% of the voting securities of TEG.

     W "Acquisition Date" means the date on which PacifiCorp acquires more than 5% of the voting securities of TEG.

     X. "Control Date" means the date on which PacifiCorp acquires control of TEG.


                                       II

     IT IS FURTHER ORDERED that:

     A. PacifiCorp shall divest, absolutely and in good faith, no later than nine (9) months after the Acquisition Date, PWCC as a fully viable and competitive ongoing business and including all assets associated with PWCC as of January 1, 1998, provided, however, PacifiCorp may exclude from such assets the Seneca Mine, the Big Sky Mine, PWCC's right to manage the Seneca Mine and the Big Sky Mine, and the "Peabody" name; and shall also divest such additional, ancillary assets and businesses and effect such arrangements as are necessary to assure the marketability and the viability and competitiveness of PWCC.

     B. If within thirty (30) days of receiving notice from PacifiCorp that PacifiCorp proposes to divest PWCC to a named acquirer approved, or which becomes approved, by the Commission, the Mohave Owners or NGS Owners do not consent to the transfer of PWCC to such acquirer, the period of nine (9) months as specified in Paragraph II.A. shall be extended to expire on the earlier of March 1, 2000, or sixty (60) days following the date on which

         1. the NGS Owners and Mohave Owners notify PacifiCorp, in writing, that they elect to exercise the right of first refusal with respect to PacifiCorp's proposed sale of PWCC to such acquirer; or

         2. the NGS Owners and Mohave Owners notify PacifiCorp, in writing, that they decline to exercise any right of first refusal they may have with respect to PacifiCorp's proposed sale of PWCC to such acquirer.

     C. Provided further, that if at the instance of the NGS Owners or the Mohave Owners over the opposition of PacifiCorp, PacifiCorp is enjoined or otherwise prohibited by court order from divesting PWCC, the Kayenta Mine, or the Black Mesa Mine, PacifiCorp shall promptly give written notice of such order to the Commission, whereupon the period within which PacifiCorp shall divest, as applicable, PWCC, the Kayenta Mine, or the Black Mesa Mine, under Paragraphs II.A. or II.B. of this Order, shall be extended to the earlier of (a) one year from the expiration of the time specified in Paragraphs II.A. and II.B. of this Order; or (b) ninety (90) days after the injunction or other order expires. PacifiCorp shall take all reasonable action as required to obtain from the court release from such injunction or order.

     D. PacifiCorp shall divest PWCC only to an acquirer or acquirers that receive the prior approval of the Commission and only in a manner that receives the prior approval of the Commission. The purpose of the divestiture of PWCC is to ensure the continuation of PWCC as an ongoing, viable, and competitive business engaged in the mining, production, and sale of coal and to remedy the lessening of competition resulting from the acquisition as alleged in the Commission's complaint.

     E. Should any transfer of the Mohave CSA, the Navajo CSA, any other agreement, contract, mineral lease, or license required by Paragraph II.A. of this Order not be possible after reasonable effort by PacifiCorp due to a person other than a party to this Order withholding its consent to the transfer, PacifiCorp shall enter into such subcontracts, sublicenses or other agreement with PWCC or the acquirer thereof as necessary to realize the same effect as such transfer. PacifiCorp shall submit a copy of each such subcontract, sublicense, or agreement with its compliance reports to the Commission pursuant to Paragraphs VI. and VII. of this Order.

     F. Pending divestiture of PWCC, Respondents shall take such actions as are reasonably necessary to maintain the viability, competitiveness, and marketability of PWCC and to prevent the destruction, removal, wasting, deterioration, or impairment of PWCC.

     G. PacifiCorp shall comply with all terms of the Agreement to Hold Separate, attached to this Order and made a part hereof as Appendix I. Said Agreement shall continue in effect until such time as PacifiCorp has divested PWCC or until such other time as the Agreement to Hold Separate provides.

     H. If PacifiCorp has not acquired more than 5% of the voting securities of TEG within six (6) months of the date the Order becomes final, then it will divest all voting securities of TEG in excess of $15 million, as valued under the Hart-Scott-Rodino Rules, within one year after the date the Order becomes final. The divestiture shall be made only to an acquirer that receives the prior approval of the Commission, and only in a manner that receives the prior approval of the Commission, provided, however, that no Commission approval shall be required for tendering the shares in a tender offer for shares of TEG or for selling the shares on a securities exchange where the voting securities are listed for sale.


                                       III

     IT IS FURTHER ORDERED that:

     A. If PacifiCorp has not divested, absolutely and in good faith and with the Commission's prior approval, PWCC within the time required by Paragraph II.A. of this Order or within such additional time as may be allowed in Paragraphs II.B. or II.C. of this Order or the voting securities of TEG within the time required by Paragraph II.H., then the Commission may appoint a trustee to divest PWCC, or the voting securities, as the case may be. The trustee shall have all rights and powers necessary to permit the trustee to effect the divestiture of PWCC or the voting securities, as the case may be, and to divest such ancillary assets, and to effect such arrangements, as necessary to assure the viability, competitiveness, and marketability of PWCC or the voting securities, as the case may be, so as to expeditiously accomplish the remedial purposes of this Order. In the event the Commission or the Attorney General brings an action pursuant to Section 5(l) of the Federal Trade Commission Act, 15 U.S.C. ss. 45(l), or any other statute enforced by the Commission, PacifiCorp shall consent to the appointment of a trustee in such action. Neither the appointment of a trustee nor a decision not to appoint a trustee under this Paragraph shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief (including, but not limited to, a court-appointed trustee) pursuant to the Federal Trade Commission Act or any other statute, for any failure by any of the Respondents to comply with this Order.

     B. If a trustee is appointed by the Commission or a court pursuant to Paragraph III.A. of this Order, PacifiCorp shall consent to the following terms and conditions regarding the trustee's powers, duties, authority, and responsibilities:

         1. The Commission shall select the trustee, subject to the consent of PacifiCorp, which consent shall not be unreasonably withheld. The trustee shall be a person with experience and expertise in acquisitions and divestitures, including, if practicable, experience and expertise in acquisitions and divestitures of coal mines. If PacifiCorp has not opposed, in writing, including the reasons for opposing, the selection of any proposed trustee within ten (10) days after notice by the staff of the Commission to PacifiCorp of the identity of any proposed trustee, PacifiCorp shall be deemed to have consented to the selection of the proposed trustee.

         2. Subject to the prior approval of the Commission, the trustee shall have the exclusive power and authority to divest PWCC or the voting securities, as the case may be, and shall have the power to divest such ancillary assets, and to effect such arrangements, as necessary to assure the viability, competitiveness, and marketability of PWCC or the voting securities, as the case may be, so as to expeditiously accomplish the divestiture required by this Order.

         3. Within ten (10) days after appointment of the trustee, PacifiCorp shall execute a trust agreement that, subject to the prior approval of the Commission (and, in the case of a court-appointed trustee, of the court), transfers to the trustee all rights and powers necessary to effect the divestiture as required by this order.

         4. The trustee shall have twelve (12) months to accomplish the divestiture required by this Order, which shall be subject to the prior approval of the Commission. If, however, at the end of the twelve (12) month period, the trustee has submitted a plan of divestiture or believes that divestiture can be achieved within a reasonable time, the divestiture period may be extended by the Commission (or, in the case of a court-appointed trustee, by the court); provided, however, the Commission may extend this period for no more than two (2) additional terms of six (6) months each.

         5. The trustee shall have full and complete access to the personnel, books, records, and facilities related to PWCC or Peabody Holding Company, Inc., or to any other relevant information, as the trustee may request. PacifiCorp shall develop such financial or other information as such trustee may request and shall cooperate with the trustee. PacifiCorp shall take no action to interfere with or impede the trustee's accomplishment of the divestiture. Any delays in divestiture caused by PacifiCorp shall extend the time for divestiture under this Paragraph III. in an amount equal to the delay, as determined by the Commission (or, in the case of a court-appointed trustee, by the court).

         6. The trustee shall use his or her best efforts to negotiate expeditiously the most favorable price and terms available in each contract that is submitted to the Commission, subject to PacifiCorp's absolute and unconditional obligation to divest at no minimum price. The divestiture shall be made in the manner, and to the acquirer or acquirers, as set out in Paragraph II. of this Order; provided, however, if the trustee receives bona fide offers from more than one acquiring entity, and if the Commission approves more than one such acquiring entity, then the trustee shall divest to the acquiring entity or entities selected by PacifiCorp from among those approved by the Commission.

         7. The trustee shall serve, without bond or other security, at the cost and expense of PacifiCorp, on such reasonable and customary terms and conditions as the Commission or a court may set. The trustee shall have authority to employ, at the cost and expense of PacifiCorp, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the trustee's duties and responsibilities. The trustee shall account for all monies derived from the divestiture and all expenses incurred. After approval by the Commission (and, in the case of a court-appointed trustee, by the court), of the account of the trustee, including fees for his or her services, all remaining monies shall be paid at the direction of PacifiCorp and the trustee's power shall be terminated. The trustee's compensation shall be based at least in significant part on a commission arrangement (based on sales price) contingent on the trustee's accomplishing the divestiture required by this Order.

         8. PacifiCorp shall indemnify the trustee and hold the trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the trustee's duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of any claim, whether or not resulting in any liability, except to the extent that such liabilities, losses, damages, claims, or expenses result from misfeasance, gross negligence, recklessness, willful or wanton acts, or bad faith by the trustee.

         9. If the trustee ceases to act or fails to act diligently, a substitute trustee shall be appointed in the same manner as provided in Paragraph III. of this Order.

         10. The Commission (or, in the case of a court-appointed trustee, the court) may on its own initiative or at the request of the trustee issue such additional orders or directions as may be necessary or appropriate to accomplish the divestiture required by this Order.

         11. The trustee shall have no obligation or authority to operate or maintain PWCC or Peabody Holding Company, Inc.

         12. The trustee shall report in writing to PacifiCorp and the Commission every thirty (30) days concerning the trustee's efforts to accomplish the divestiture.


                                       IV

     IT IS FURTHER ORDERED that:

     A. Prior to the Control Date and continuing for sixty (60) days after the Control Date, Peabody and PWCC shall not, absent the prior written consent of the proprietor of Non-Public Information, provide, disclose, or otherwise make available to PacifiCorp any Non-Public Information;

     B. Prior to the Control Date and continuing for sixty (60) days after the Control Date, PacifiCorp shall not, absent the prior written consent of the proprietor of Non-Public Information, receive or use any Non-Public Information;

     C. Effective as of the Control Date, Peabody and PWCC shall not provide, disclose, or otherwise make available to any other part of the merged company, including but not limited to Citizens Power, any Non-Public Information regarding a Peabody Customer who has notified PacifiCorp or Peabody in writing that it objects to such disclosure;

     D. Effective as of the Control Date, Peabody and PWCC shall use any Non-Public Information either may obtain only in their respective capacities as suppliers of coal if the proprietor of the Non-Public Information has notified PacifiCorp or Peabody in writing that it objects to any other use; and.

     E. Effective as of the Control Date, PacifiCorp, excluding Peabody but then including Citizens Power, shall not receive or use any Non-Public Information regarding a Peabody Customer who has notified PacifiCorp or Peabody in writing that it objects to such receipt or use.

     F. Any Peabody Customer who has notified PacifiCorp or Peabody that it objects to disclosure or use of Non-Public Information pursuant to this Paragraph IV may at any time withdraw such objection, in whole or in part, by written notice to PacifiCorp or Peabody.


                                        V

     IT IS FURTHER ORDERED that Respondents shall deliver, within ten (10) days following the Control Date, a copy of this Order to all Peabody Customers. Immediately upon signing this agreement, Respondents will begin to operate under the provisions contained in Paragraph IV. of this Order, and continue to do so until the expiration of this Order.

                                       VI

     IT IS FURTHER ORDERED that within thirty (30) days after the date this Order becomes final, and every thirty (30) days thereafter until PacifiCorp has fully complied with the provisions of Paragraphs II. and III. of this Order, PacifiCorp shall submit to the Commission verified written reports setting forth in detail the manner and form in which PacifiCorp intends to comply, is complying, and has complied with Paragraphs II. and III. of this Order. PacifiCorp shall include in its compliance reports, among other things that are required from time to time, a full description of the efforts being made to comply with Paragraphs II. and III. of the Order, including a description of all substantive contacts or negotiations for the divestiture and the identity of all parties that have contacted PacifiCorp or that have been contacted by PacifiCorp. PacifiCorp shall include in its compliance reports copies of all written communications to and from such parties, all internal memoranda, and all reports and recommendations concerning divestiture.


                                       VII

     IT IS FURTHER ORDERED that within thirty (30) days from the date this Order becomes final, one (1) year from the date this Order becomes final, annually for the next nine (9) years on the anniversary of the date this Order becomes final, and at such other times as the Commission may require, Respondents shall file a verified written report with the Commission setting forth in detail the manner and form in which they have complied and are complying with Paragraphs IV. and
V. of this Order.


                                      VIII

     IT IS FURTHER ORDERED that Respondents shall notify the Commission at least thirty (30) days prior to any proposed change in the corporate Respondents, such as dissolution, assignment, sale resulting in the emergence of a successor corporation, the creation or dissolution of subsidiaries, or any other change in PacifiCorp, The Energy Group PLC, Peabody Holding Company, Inc., and Peabody Western Coal Company that may affect compliance obligations arising out of this Order.


                                       IX

     IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, Respondents shall permit any duly authorized representatives of the Commission:

         A. During office hours and in the presence of counsel, access to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda and other records and documents in the possession or under the control of Respondents relating to any matters contained in this Order; and

         B. Upon five (5) days notice to Respondents, and without restraint or interference, to interview officers, employees, or agents of Respondents.


                                        X

     IT IS FURTHER ORDERED that this Order shall expire upon the earlier of ten
(10) years after the date on which the order becomes final or thirty (30) days after PacifiCorp (1) sells all voting securities of TEG in excess of $15 million, as valued under the Hart-Scott-Rodino Rules, and (2) gives the Commission written notification that it has abandoned the Acquisition and withdraws its notification under 16 C.F.R. ss. 803.1 with respect to the Acquisition.

     Signed this ___ day of February, 1998.

     FEDERAL TRADE COMMISSION              PACIFICORP


By:                                    By: DENNIS P. STEINBERG
    -------------------------------        -------------------------------
    Rhett R. Krulla                        Dennis P. Steinberg
    Senior Litigator
    Bureau of Competition
                                           THE ENERGY GROUP


By:                                    By: IRL ENGELHARDT
    ------------------------------         -------------------------------
    Steven L. Wilensky                     Irl Engelhardt
    Attorney
    Bureau of Competition

                                           PEABODY HOLDING COMPANY,
                                           INC.


                                       By: IRL ENGELHARDT
                                           -------------------------------
                                           Irl Engelhardt


                                           PEABODY WESTERN COAL
                                           COMPANY


                                       By: W. HOWARD CARSON
                                           -------------------------------
                                           W. Howard Carson


Approved:


                                           E. WALTER VAN VALKENBURG
----------------------------------         -------------------------------
Joseph G. Krauss                           E. Walter Van Valkenburg
Assistant Director                         Counsel for PacifiCorp
Bureau of Competition                      Stoel Rives LLP
                                           900 S.W. Fifth Avenue
                                           Portland, OR 97210


                                           DEBRA J. PEARLSTEIN
----------------------------------         -------------------------------
William J. Baer                            Debra J. Pearlstein
Director                                   Counsel for The Energy Group PLC,
Bureau of Competition                      Peabody Holding Company, Inc. and
                                           Peabody Western Coal Company
                                           Weil, Gotshal & Manges LLP.
                                           767 Fifth Avenue
                                           New York, NY 10153

                                   APPENDIX I

                            UNITED STATES OF AMERICA
                         BEFORE FEDERAL TRADE COMMISSION


-------------------------------------------|
In the Matter of                           |
                                           |
PACIFICORP,                                |
     a corporation,                        |
                                           |
THE ENERGY GROUP PLC,                      | File No. 971-0091
     a public limited liability company,   |
                                           |
PEABODY HOLDING COMPANY, INC.,             |
     a corporation, and                    |
                                           |
PEABODY WESTERN COAL COMPANY,              |
     a corporation.                        |
-------------------------------------------|


                           AGREEMENT TO HOLD SEPARATE

     This Agreement to Hold Separate ("Hold Separate Agreement") is by and between PacifiCorp, a corporation organized, existing, and doing business under and by virtue of the laws of Oregon, with its office and principal place of business located at 700 N.E. Multnomah, Suite 1600, Portland, Oregon, 97232-4116; and the Federal Trade Commission (the "Commission"), an independent agency of the United States Government, established under the Federal Trade Commission Act of 1914, 15 U.S.C. ss. 41, et seq. (collectively, the "Parties").

                                    PREMISES

     WHEREAS, on June 13, 1997, PacifiCorp announced a cash tender offer to acquire all of the outstanding shares of The Energy Group PLC (the "Acquisition"); and

     WHEREAS, PacifiCorp is engaged in the generation of electricity, the transmission of electricity, wholesale electricity sales, and retail electricity sale, and

     WHEREAS, The Energy Group PLC ("TEG"), through its subsidiary Peabody Holding Company, Inc. ("Peabody") owns all of the voting securities of Peabody Western Coal Company ("PWCC");

     WHEREAS, the Commission is now investigating the Acquisition to determine whether it would violate any of the statutes enforced by the Commission; and

     WHEREAS, if the Commission accepts the attached Agreement Containing Consent Order, which would require the divestiture of PWCC, and Respondents to cease and desist from certain conduct, the Commission must place the Consent Order on the public record for a period of at least sixty (60) days and may subsequently withdraw such acceptance pursuant to the provisions of Section 2.34 of the Commission's Rules; and

     WHEREAS, the Commission is concerned that if an understanding is not reached, preserving the status quo ante of PWCC as defined in Paragraph I.D. of the Consent Order during the period prior to the final acceptance and issuance of the Consent Order by the Commission (after the 60-day public comment period), divestiture resulting from any proceeding challenging the legality of the Acquisition might not be possible, or might be less than an effective remedy; and

     WHEREAS, the Commission is concerned that if the Acquisition is consummated, it will be necessary to preserve the Commission's ability to require the divestiture of PWCC, as described in Paragraph I.D. of the Consent Order, and the Commission's right to have PWCC continue as a viable competitor independent of PacifiCorp ; and

     WHEREAS, if the Commission determines to finally accept the consent Order, it is necessary to hold separate PWCC to protect interim competition pending divestiture or other relief; and

     WHEREAS, the purpose of the Hold Separate Agreement and the Consent Order is:

     1. to preserve PWCC as a viable and competitive, independent business pending the divestiture required by the Consent Order;

     2.   to remedy any anticompetitive effects of the Acquisition; and

     3. to preserve PWCC as an ongoing and competitive entity engaged in the same business in which it is presently engaged until divestiture is achieved; and

     WHEREAS, PacifiCorp's entering into this Hold Separate Agreement shall in no way be construed as an admission by PacifiCorp that the Acquisition is illegal; and

     WHEREAS, PacifiCorp understands that no act or transaction contemplated by this Hold Separate Agreement shall be deemed immune or exempt from the provisions of the antitrust laws or the Federal Trade Commission Act by reason of anything contained in this Hold Separate Agreement.

     NOW, THEREFORE, upon understanding that the Commission has not yet determined whether the Acquisition will be challenged, and in consideration of the Commission's agreement that at the time it accepts the Consent order for public comment it will grant early termination of the Hart-Scott-Rodino waiting period, the Parties agree as follows:

     1. PacifiCorp agrees that from the date PacifiCorp acquires control of TEG ("Control Date") until the earliest of the dates listed in Paragraphs 1.a, 1.b or 1.c, PacifiCorp, then including TEG, Peabody and PWCC, each will comply with the provisions of this Agreement:

          a. ten (10) days after the Commission withdraws its acceptance of the Consent Order pursuant to the provisions of Section 2.34 of the Commission's Rules; or

          b. the day after the divestiture required by the Consent Order has been completed; or

          c.   Expiration of the Consent Order.

     2. PacifiCorp agrees to execute and be bound by the attached Consent Order and to comply, from the date this Hold Separate Agreement is accepted by the Commission for public comment, with the provisions of the Consent Order as if it were final.

     3. The terms capitalized herein shall have the same definitions as in the Consent Order.

     4. To ensure the complete independence and viability of PWCC and to ensure that no competitive information is exchanged between PWCC and PacifiCorp or Peabody and PacifiCorp, PacifiCorp agrees that from the Control Date until the earliest of the dates listed in Paragraphs 1.a, 1.b, or 1.c, PacifiCorp, then including TEG and Peabody, shall hold PWCC as it is constituted separate and apart on the following conditions:

          a. PWCC shall be held separate and apart and shall be operated independently of PacifiCorp, TEG and Peabody (meaning here and hereinafter, PacifiCorp, TEG and Peabody excluding PWCC and excluding all personnel connected with PWCC as of the date this Hold Separate Agreement was signed) except to the extent that PacifiCorp, TEG and Peabody must exercise direction and control over PWCC to assure compliance with this Hold Separate Agreement or the Consent Order and except as otherwise permitted by this Agreement.

          b. PacifiCorp, TEG and Peabody shall maintain the marketability, viability, and competitiveness of PWCC and shall not cause or permit the destruction, removal, wasting, deterioration, or impairment of PWCC except in the ordinary course of business and except for ordinary wear and tear, and it shall not sell, transfer, encumber (other than in the normal course of business), or otherwise impair the marketability, viability or competitiveness of PWCC.

          c. PacifiCorp shall appoint a knowledgeable person from among the top management of PWCC to manage and maintain PWCC on a day to day basis during the term of the Hold Separate Agreement. The manager shall have exclusive management and control of PWCC, and shall manage PWCC independently of PacifiCorp's other businesses.

          d. PacifiCorp shall elect a new five-person board of directors of PWCC ("New Board") prior to, or concurrently with, transfer of the TEG shares to PacifiCorp. PacifiCorp may elect the directors to the New Board; provided, however, that such New Board shall consist of at least two outside directors neither previously nor currently employed by PacifiCorp; one officer of PWCC; and a maximum of two PacifiCorp financial officers or comparable knowledgeable persons who have no direct involvement with PacifiCorp's electric operations. Except for the PacifiCorp directors, PacifiCorp shall not permit any officer, employee, or agent of PacifiCorp, TEG or Peabody also to be an officer, employee or agent of PWCC. Each director shall enter into a confidentiality agreement agreeing to be bound by the terms and conditions set forth in Attachment A, appended to this Hold Separate Agreement. The Board shall meet monthly during the course of the Hold Separate Agreement, and as otherwise necessary. Meetings of the Board during the term of the Hold Separate Agreement shall be audio recorded, and the recording shall be retained for two (2) years after the termination of the Hold Separate Agreement.

          e. All material transactions, out of the ordinary course of business and not precluded by Paragraph 4 hereof, shall be subject to a majority vote of the PWCC Board of Directors.

          f. PacifiCorp, TEG and Peabody shall not exercise direction or control over, or influence directly or indirectly, PWCC; provided, however, that PacifiCorp may exercise such direction and control over PWCC as is necessary to assure compliance with this Hold Separate Agreement, the Consent Order and with all applicable laws and as otherwise provided in this Hold Separate Agreement.

          g. Except as required by law, and except to the extent that necessary information is exchanged in the course of defending investigations or litigation, obtaining legal advice, complying with this Hold Separate Agreement or the Consent Order or negotiating agreements to divest assets, PacifiCorp, TEG and Peabody shall not receive or have access to, or the use of, any material confidential information of PWCC, nor shall PWCC receive or have access to, or the use of, any material confidential information about PacifiCorp. Peabody may receive on a regular basis from PWCC aggregate financial information necessary and essential to allow PacifiCorp to file financial reports, tax returns, and personnel reports. Any such information that is obtained pursuant to this subparagraph shall be used only for the purposes set forth in this subparagraph. ("Material confidential information," as used herein, means competitively sensitive or proprietary information, including, but not limited to, information concerning sales of coal to PWCC customers, not independently known to:

               1. PacifiCorp, with regard to PWCC from sources other than PWCC or its employees or Directors; or

               2. The Directors or PWCC or its employees, with regard to PacifiCorp, from sources other than PacifiCorp.)

          h. Except as is permitted by this Hold Separate Agreement, the PacifiCorp Directors shall not receive any PWCC material confidential information and shall not disclose any such information obtained through their involvement with PWCC to PacifiCorp or use it to obtain any advantage for PacifiCorp. The PacifiCorp Directors shall participate in matters that come before the Board only for the limited purpose of considering any capital investment of over $500,000, approving any proposed budget and operating plans, authorizing dividends and repayment of loans consistent with the provisions hereof, reviewing material transactions, and carrying out PacifiCorp's responsibilities under the Hold Separate Agreement and the Consent Agreement. Except as permitted by the Hold Separate Agreement, the PacifiCorp Directors shall not participate in any matter, or attempt to influence the votes of the other directors on the PWCC Board with respect to matters that would involve a conflict of interest between PacifiCorp and PWCC.

          i. PacifiCorp shall not remove members of the PWCC Board except for cause. PacifiCorp shall not change the composition of the management of PWCC, except that the Board of Directors shall have the power to remove management employees for unsatisfactory performance or for cause.

          j. PacifiCorp and Peabody shall take such actions as are reasonably necessary to provide tax, accounting, data processing and other support services to PWCC as are provided by Peabody as of the date of this Hold Separate Agreement. Such PacifiCorp or Peabody personnel must retain and maintain all material confidential information relating to PWCC on a confidential basis and, except as is permitted by this Hold Separate Agreement, such persons shall be prohibited from providing, discussing, exchanging, circulating, or otherwise furnishing any such information to or with any other person whose employment involves any other PacifiCorp business. Such PacifiCorp or Peabody personnel shall also execute a confidentiality agreement prohibiting the disclosure of any material confidential information concerning PWCC.

          k. PWCC shall be staffed with sufficient employees to maintain the viability and competitiveness of PWCC, which employees shall be PWCC employees and may also be hired from sources other than PacifiCorp. Each management employee of PWCC shall execute a confidentiality agreement prohibiting the disclosure of any material confidential information concerning PWCC. During the period of this Hold Separate Agreement, PacifiCorp, TEG and Peabody shall not make offers of employment to, or transfer the position of, any person employed by PWCC or Peabody in connection with PWCC or whose principal duties, during the year prior to the date of the signing of this Hold Separate Agreement, related to the management or operation of PWCC (except for any employee of PWCC whose employment by PWCC is terminated without such employee's consent). Nothing in this agreement shall be construed to prevent any employee of TEG or Peabody whose principal duties, during the year prior to the date of the signing of this Hold Separate Agreement, related to the management or operation of PWCC, from continuing in such a position during the period of the Hold Separate Agreement. PacifiCorp and Peabody shall encourage and facilitate employment by PWCC of such employees; shall not offer any incentive to such employees to decline employment with PWCC or accept other employment in PacifiCorp, or Peabody; and shall remove any impediments that may deter such employees from accepting employment with PWCC.

          l. PacifiCorp shall circulate to the management employees of PWCC and appropriately display a notice of this Hold Separate Agreement and Consent Order in the form attached hereto as Attachment A.

          m. PacifiCorp shall ensure that PWCC has sufficient working capital to operate at a level not less than one hundred twenty percent (120%) of the rate of operation in effect during the twelve (12) months preceding the date of this Hold Separate Agreement. Peabody shall have the right to cause PWCC to declare dividends on a monthly basis equal to PWCC's excess cash not required for such working capital.

          n. The PWCC Directors shall serve at the cost and expense of PacifiCorp. PacifiCorp shall indemnify the PWCC Directors against any losses or claims of any kind that might arise out of their involvement under this Hold Separate Agreement, except to the extent that such losses or claims result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the PWCC Directors.

          o. The PWCC Directors shall have access to and be informed about all companies who inquire about, seek or propose to buy PWCC.

          p. Notwithstanding the provisions of Paragraph 3.g., companies who undertake a due diligence process in the course of negotiations to purchase PWCC, or any part thereof, may be accompanied and assisted by either or both of the PacifiCorp Directors, in addition to appropriate PWCC employees selected by the PWCC Board of Directors. The PacifiCorp Directors may delegate tasks relating to such due diligence to attorneys, accountants and/or other financial employees of PacifiCorp who are not directly engaged in the PacifiCorp electric generation operations; provided, however, that such PacifiCorp employees, accountants and attorneys shall execute a confidentiality agreement prohibiting the disclosure of any PWCC material confidential information.

     5. Except as otherwise provided in the Consent Order or this Hold Separate Agreement, as required for the purpose of tax return preparation, compliance with any law or request from a revenue authority, or to the extent that necessary information is exchanged in the course of evaluating and consummating the Acquisition, defending government investigations or litigation, or negotiating to dispose of assets, PacifiCorp shall ensure that from and after the Control Date, PWCC shall not provide, disclose or otherwise make available to PacifiCorp, TEG or Peabody any material confidential information. Provided, however, that nothing in this Agreement shall limit or prohibit PacifiCorp and PWCC from doing business on a nondiscriminatory basis with each other or with any entity in which PacifiCorp or PWCC has an interest.

     6. To the extent that this Hold Separate Agreement or the Consent Order requires PacifiCorp to take, or prohibits PacifiCorp from taking, certain actions that otherwise may be required or prohibited by contract, PacifiCorp shall abide by the terms of this Hold Separate

Agreement and the Consent Order and shall not assert as a defense such contract rights in a civil penalty action brought by the Commission to enforce the terms of this Hold Separate Agreement or the Consent Order.

     7. Should the Federal Trade Commission seek in any proceeding to compel PacifiCorp (meaning here and hereinafter PacifiCorp including PWCC) to divest itself of PWCC or to seek any other injunctive or equitable relief for any failure to comply with the Consent Order or this Hold Separate Agreement, or in any way relating to the Acquisition, PacifiCorp shall not raise any objection based upon the expiration of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period or the fact that the Commission has permitted the Acquisition. PacifiCorp also waives all rights to contest the validity of this Agreement.

     8. For the purpose of determining or securing compliance with this Agreement, subject to any legally recognized privilege, and upon written request with reasonable notice to PacifiCorp made to its principal office, PacifiCorp (and after the Control Date, PacifiCorp including TEG and Peabody) shall permit any duly authorized representative or representatives of the Commission:

          a. During the office hours of PacifiCorp, and in the presence of counsel, access to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda, and other records and documents in the possession or under the control of PacifiCorp relating to compliance with this Agreement; and

          b. Upon five (5) days notice to PacifiCorp and without restraint or interference from it, to interview officers or employees of PacifiCorp who may have counsel present, regarding any such matters.

     9. This Hold Separate Agreement shall terminate and shall have no further effect thirty (30) days after PacifiCorp gives the Commission written notification that it has abandoned the Acquisition and withdraws its notification under 16 C.F.R. ss. 803.1 with respect to the Acquisition.

     10. This Hold Separate Agreement shall not be binding on the Commission until it is approved by the Commission.

     Dated: February __, 1998


                           PACIFICORP


                           By: DENNIS P. STEINBERG
                               ----------------------------
                               Dennis P. Steinberg


                           FEDERAL TRADE COMMISSION


                           By:
                               ----------------------------
                               Deborah A. Valentine
                               General Counsel

                                                                    ATTACHMENT A


                            NOTICE OF DIVESTITURE AND
                         REOUIREMENT FOR CONFIDENTIALITY
                         -------------------------------


     PacifiCorp and The Energy Group PLC ("TEG") have entered into a Consent Agreement and Agreement to Hold Separate with the Federal Trade Commission ("Commission") relating to the divestiture of the Peabody Western Coal Company ("PWCC"). Until after the Commission's Order becomes final and PWCC is divested, PWCC must be managed and maintained as a separate, ongoing business, independent of all other TEG businesses. All competitive information relating to PWCC must be retained and maintained by the persons involved in PWCC on a confidential basis and such persons shall be prohibited from providing, discussing, exchanging, circulating, or otherwise furnishing any such information to or with any other person whose employment or agency involves any other TEG business. Similarly, all such persons involved in any other TEG business shall be prohibited from providing, discussing, exchanging, circulating or otherwise furnishing competitive information about such business to or with any person whose employment or agency involves PWCC.

     Any violation of the Consent Agreement or the Agreement to Hold Separate, incorporated by reference as part of the Consent Order, may subject TEG to civil penalties and other relief as provided by law.